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                                                                   EXHIBIT 3.01


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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                FORMFACTOR, INC.

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        FormFactor, Inc., a corporation organized and existing under the General
Corporation Law of the State of Delaware (the "CORPORATION"), in accordance with the provisions of Sections 242 and 245 thereof, DOES HEREBY CERTIFY:

        FIRST: The name of this corporation is FormFactor, Inc. FormFactor, Inc. was originally incorporated under the same name and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 15, 1993.


        SECOND: The Amendment and Restatement of the Corporation's Certificate of Incorporation as set forth in the following resolution has been approved by the Corporation's Board of Directors and stockholders and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of this Corporation be, and it hereby is, restated and further amended to read in its entirety as follows:

                                      FIRST

        The name of this corporation is FormFactor, Inc.

                                     SECOND

        The address of its registered office in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of its registered agent at such address is United Corporate Services, Inc.

                                      THIRD

        The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

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                                     FOURTH

A. This Corporation is authorized to issue two classes of shares of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The Preferred Stock may be issued in one or more series. The total number of shares that the Corporation is authorized to issue is Two Hundred Sixty Million (260,000,000). Two Hundred Fifty Million (250,000,000) shares with a par value of $0.001 each shall be Common Stock, and Ten Million (10,000,000) shares with a par value of $0.001 each shall be Preferred Stock.

B. The Board of Directors is authorized, subject to any limitations prescribed by this Article FOURTH or the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless a vote of any other holders is required pursuant to this Article FOURTH or to a Certificate or Certificates of Designation establishing a series of Preferred Stock.

C. Except as otherwise expressly provided in this Article FOURTH or in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article FOURTH, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

                                      FIFTH

        For the management of the business and for the conduct of the affairs of this Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The conduct of the affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

B. Notwithstanding the foregoing provision of this Article FIFTH, each director shall hold office until such director's successor is elected and qualified, or until such director's


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earlier death, resignation or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred.

D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, and unless otherwise required by law, any director or the entire Board of Directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the shares then entitled to vote at an election of directors.

E. Classification of Board of Directors:

        (1) The provisions of this Article FIFTH, Section E are subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances. As used in this Article FIFTH, Section E, the term "INITIAL PUBLIC OFFERING" shall mean the initial public offering of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public.

        (2) The directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as equally as reasonably possible. No one class shall have more than one director more than any other class. The term of office of the Class I directors shall expire at the Corporation's first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire at the Corporation's second annual meeting of stockholders following the closing of the Initial Public Offering, and the term of office of the Class III directors shall expire at the Corporation's third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders commencing with the first annual meeting of stockholders following the closing of the Initial Public Offering, each director elected to succeed a director of the class whose term then expires shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after his or her election, or until such director's earlier death, resignation or removal.


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        (3) In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

F. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

G. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Corporation, and no action shall be taken by the stockholders by written consent.

H. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

I. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by applicable law, this Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Corporation's outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to alter, change, amend or repeal, or adopt any provision inconsistent with, this Article FIFTH.

                                      SIXTH

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, make, alter or repeal the By-laws of the Corporation unless and to the extent such authority is specifically and expressly limited in the By-laws or this Certificate of Incorporation. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to make, alter, change, amend or repeal, or adopt any provision inconsistent with, this Article SIXTH.


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                                     SEVENTH


A. No director shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.

B. It is the intention of the foregoing provision to eliminate the liability of the Corporation's directors to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then a director of the Corporation, in addition to the circumstances in which he is not now personally liable, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

C. Any repeal or modification of the foregoing Section A of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

D. Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


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        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated
Certificate of Incorporation to be executed on its behalf by its Chief Financial Officer and Senior Vice President of Operations, this 17th day of June 2003.

                                 FORMFACTOR, INC.



                                 By:    /s/ Jens Meyerhoff
                                    --------------------------------------------
                                        Jens Meyerhoff, Chief Financial
                                        Officer and Senior Vice President
                                        of Operations


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